Exhibit 99.1

                EDGAR Online Reports Positive EBITDA;
       Professional Subscription Revenue Continues to Increase

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--Oct. 28, 2003--EDGAR(R) Online(R), Inc (NASDAQ: EDGR) today reported continued positive EBITDA and an EPS loss of ($0.03) for the quarter ended September 30, 2003. EDGAR Online is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use.
    EDGAR Online reported revenue of $3.3 million for the quarter ended September 30, 2003, a decrease of 19% compared to the same period last year. Revenue growth in the Company's core subscription business has been offset by a 59% decrease in technical services revenue. This decrease resulted from the loss of approximately $2.2 million in annual consulting revenues from Nasdaq as previously reported in the second quarter of 2003. Seat-based subscription revenue increased 9% from last year primarily due to the sale of over 2,500 seats to its professional EDGAR(R)Online (R) Pro services. At September 30, 2003, the Company had over 27,250 total subscribers. Since inception, the Company's subscription revenues have grown each quarter.
    "During the third quarter, we made substantial progress in shifting our focus toward growing annual subscriptions to professionals in the financial services market," said Susan Strausberg, CEO and President of EDGAR Online. "As outlined in our recent product release, we have made extensive additions to our premium EDGAR Online Pro service which we believe will enable us to increase customer acquisition and retention. We are very optimistic that growing this important recurring revenue stream is key to our future as we remain steadfastly focused on our long-term objective of consistent and sustainable growth with high profitability."

    Operating Results

    Third quarter gross margins remained strong at 85%. Third quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was a positive $128,000 or $0.01 per share, compared to $432,000 or $0.03 per share, for the same quarter last year. The Company's earnings were impacted by the loss of technical services revenue resulting from internal consolidations by Nasdaq. Net loss for the third quarter of 2003 was ($519,000), or ($0.03) per share, compared to a net loss of ($348,000), or ($0.02) per share, in the same period a year ago.
    For the nine months ended September 30, 2003, EDGAR Online reported revenue of $11.1 million, a decrease of 9% compared to the same period last year primarily due to a ($807,000) decline in technical service revenues. Gross margins increased to 86% for the nine months ended September 30, 2003 from 83% in the same period last year. EBITDA excluding severance charges for the nine months ended September 30, 2003 was a positive $1.2 million, or $0.07 per share, compared to an EBITDA of $1.4 million or $0.09 per share, for the same nine-month period last year. Severance charges totaling $784,000 were incurred in the first quarter of 2003. The net loss before severance charges for the nine months ended September 30, 2003 was ($828,000), or ($0.05) per share, compared to a net loss before cumulative effect of accounting change of ($935,000), or ($0.06) per share, in the same period a year ago.
    At the end of the third quarter, cash totaled $4.3 million, current assets $5.9 million and total assets $19.7 million. In the nine months ended September 30, 2003, the Company generated $1.0 million in operating cash flow.
    "Our focus on the financial services market has streamlined the company's operations, increased product development efficiencies and allowed for more targeted sales and marketing," said Greg D. Adams, COO and Chief Financial Officer of EDGAR Online. "During the fourth quarter, we will be adding staff to our existing subscription sales force and will continue to demonstrate the ongoing success we have experienced in driving customers to our EDGAR Online Pro service. We are positioned to execute the key business and financial objectives we have laid out for the Company."



KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                             Three Months Ended   Nine Months Ended
                                September 30,       September 30,
                               2003      2002       2003     2002
                            -------     ------    --------  ------
Seat-based Subscriptions    $ 1,502     $1,382    $  4,410 $ 3,745
Data Sales                    1,169      1,353       3,662   4,156
Technical Services              423      1,021       2,458   3,265
Advertising and E-commerce      207        306         601   1,096
                            -------     --------  -------- --------
Total Revenues              $ 3,301     $4,062    $ 11,131 $12,262

Net Loss                    $  (519)    $ (348)   $ (1,612)   (935)(*)
Interest Expense, net            27         53         104     200
                            --------    --------  --------  --------
Operating Loss              $  (492)    $ (295)   $ (1,508) $ (735)
Amortization and Depreciation   620        727       1,907   2,180
                            --------    -------   --------  --------
EBITDA                      $   128     $  432    $    399  $1,445
EBITDA per share            $  0.01     $ 0.03    $   0.02  $ 0.09

(*) Before $9.3 million cumulative effect of accounting change for write-down of goodwill in the nine months ended September 30, 2002.

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") recently adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net loss which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance which is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because EBITDA is not calculated in the same manner by all companies, the Company's definition of EBITDA may not be consistent with that of other companies.

    Third Quarter Conference Call Reminder

    EDGAR Online, Inc. will hold its quarterly conference call to review results for the third quarter on Tuesday October 28, at 5:00 p.m. Eastern Time. Susan Strausberg, President and CEO, and Greg D. Adams, COO and CFO will host the call. To participate, please call:
Domestic 800-404-1354, International 706-643-0825. Investors also have the option of calling 800-642-1687 (domestic), or 706-645-9291 (Int'l.), passcode 3043151 for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. ET tonight. The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (www.edgar-online.com) is a financial information company specializing in making complex regulatory reporting by public companies actionable and easy-to-use. Based in Norwalk, Connecticut, with offices in Maryland and New York City, the Company sells subscription products, data and services to financial institutions, corporations and law firms.
    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.
    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.


                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)

                          Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                             (unaudited)             (unaudited)
                             2003       2002        2003         2002
                           -------    -------     -------     --------
      Revenues:
    Seat-based
     subscriptions        $ 1,502    $ 1,382     $ 4,410     $  3,745
    Data sales              1,169      1,353       3,662        4,156
    Technical services        423      1,021       2,458        3,265
    Advertising and e-
     commerce                 207        306         601        1,096
                           -------    -------     -------     --------
      Total revenues        3,301      4,062      11,131       12,262

      Total cost of sales     510        653       1,561        2,041
                           -------    -------     -------     --------

Gross profit                2,791      3,409       9,570       10,221

      Sales and marketing     529        590       1,625        1,827
      Product development     388        609       1,316        1,685
      General and
       administrative       1,746      1,860       5,446        5,446
      Restructuring and
       severance charges        -        (82)        784         (182)
      Amortization and
       depreciation           620        727       1,907        2,180
                           -------    -------     -------     --------
      Total operating
       expenses             3,283      3,704      11,078       10,956

    Operating loss           (492)      (295)     (1,508)        (735)

Interest expense, net         (27)       (53)       (104)        (200)
                           -------    -------     -------     --------

Loss before cumulative
 effect of accounting
 change                      (519)      (348)     (1,612)        (935)

Cumulative effect of
 accounting change              -          -           -       (9,317)
                           -------    -------     -------     --------

Net loss                  $  (519)   $  (348)    $(1,612)    $(10,252)
                           =======    =======     =======     ========

Weighted average shares
 outstanding - basic and
 diluted                   16,915     16,984      16,966       16,909

Loss before cumulative
 effect of accounting
 change per share- basic
 and diluted              $ (0.03)   $ (0.02)    $ (0.10)    $  (0.06)

Cumulative effect of
 accounting change per
 share - basic and
 diluted                  $     -    $     -     $     -     $  (0.55)

Net loss per share -
 basic and diluted        $ (0.03)   $ (0.02)    $ (0.10)    $  (0.61)



                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                            September 30, December 31,
                                                  2003          2002
                                                (unaudited)
                                                 ----------- ---------
                     Assets

Cash                                               $  4,255  $  5,550
Accounts receivable, net                              1,085     1,562
Other assets                                            527       316
                                                    --------  --------
     Total current assets                             5,867     7,428

Property and equipment, net                           1,490     1,693
Goodwill                                              2,189     2,189
Intangible assets, net                                9,882    11,135
Other assets                                            280       774
                                                    --------  --------
     Total assets                                  $ 19,708  $ 23,219

      Liabilities and Stockholders' Equity

Accounts payable and accrued expenses              $    857  $  1,271
Deferred revenues                                     2,102     1,744
Notes payable and accrued interest                    1,918     1,949
Capital lease payable, current portion                    -         7
                                                    --------  --------
     Total current liabilities                        4,877     4,971

Notes payable                                             -     1,878
Other long term payables                                214         -
                                                    --------  --------

     Total liabilities                                5,091     6,849
                                                    --------  --------

Stockholders' equity:
Common stock                                            171       170
Treasury stock                                         (200)        -
Additional paid-in capital                           58,235    58,177
Accumulated deficit                                 (43,589)  (41,977)
                                                    --------  --------
     Total stockholders' equity                      14,617    16,370

     Total liabilities and stockholders' equity    $ 19,708  $ 23,219



    CONTACT: EDGAR(R) Online(R), Inc.
             Greg Adams, 203-852-5666
             gadams@edgar-online.com